UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

MICHAEL PORCELAIN Keith Hall Michael Hildebrandt Fred Kornberg Robert Schassler Sanyogita Shamsunder Oleg Timoshenko Jay Whitehurst
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

On October 31, 2024, Mr. Porcelain was quoted in the following article published by The Deal:

Comtech Installs Activist Director Amid Control Battle

The satellite communications company also makes its interim CEO full time, as it faces an M&A-focused change-of-control director fight launched by two ex-CEOs.

By Ronald Orol

October 31, 2024 11:55 AM

Comtech Telecommunications Corp. (CMTL) on Wednesday, Oct. 30, made its interim chief executive full-time and installed a new director with an activist background, as it faces an M&A-focused change-of-control director contest launched by two ex-CEOs.

The satellite communications company appointed interim CEO John Ratigan, formerly chief corporate development officer, as CEO, and added Kenneth H. Traub, who previously was managing partner at now-defunct activist fund Raging Capital Management LLC, as an independent director.

The board addition comes as Michael D. Porcelain, 51, and Fred Kornberg, 88, who left Comtech CEO positions in 2022 and 2021, respectively, nominated themselves and six other director candidates last month in a contest focused partly on having Comtech consider a sale of its terrestrial and wireless networks unit. In addition, another ex-CEO, Ken Peterman, CEO between July 2022 and March, on Oct. 8 endorsed the Porcelain slate. In March, Comtech fired Peterman for "conduct unrelated to business strategy, financial results or previously filed financial statements."

On Oct. 17, Comtech announced it had previously launched a private strategic review for the segment, which it added was "well underway." Following the sale Comtech would be a "pure play" satellite and space communications company, it added.

The Deal reported previously that strategics and private equity firms had expressed an interest in buying the unit, a 911 safety networking business. The Deal also reported that Comtech likely had already started privately shopping the business, which could be sold for perhaps five times as much as Comtech's $108 million market capitalization.

It's unclear if Comtech will try to complete its auction before the contest concludes, expected in December. One unaffiliated activist defense adviser said that in his experience, completing an M&A transaction ahead of a director contest typically won't help the incumbent board and management win. A key issue is that potential bidders often feel as if they have leverage to get a better price for the asset because they know the company's management is eager to complete a sale ahead of the contest.

"It sounds good in theory but it doesn't work," the person said. "M&A never gets executed in a way that helps the activist situation" for the incumbent board and management.

In a statement Thursday, Porcelain said the board's decision to appoint Ratigan as permanent CEO "without adding directors with relevant industry expertise and operational experience only compounds Comtech's challenges." He added that stabilizing and growing Comtech will be a heavy lift.

Even so, the dissidents, who have a 7.7% stake, may have an uphill climb with their contest. In a move to defend itself against a previous activist, Outerbridge Capital Management LLC, Comtech in October 2021 accepted a $100 million white squire defensive infusion from White Hat Capital Partners LP and Magnetar Capital LLC. In January, White Hat and Magnetar invested $45 million in Comtech and restructured their $100 million preferred share investment. The duo also struck a voting agreement, which gives them voting power for 20% of their 39.2% stake, with the rest to be voted proportionally with how other shares vote in the contest.

The Chandler, Ariz.-based company said that it would also pursue further "portfolio shaping opportunities" and slim itself down into a pure-play satellite and space communication business. Its board had previously retained financial advisers and on Oct. 17 announced that investment bank Imperial Capital LLC is a financial adviser on its strategic review.

The company on Oct. 16 reported that it missed a regulatory filing deadline, and it also said it anticipated that fourth-quarter results would be lower than expected.

In a statement last month, the dissident CEO group suggested that the 911 unit could be sold for a similar or greater price to the $533 million Motorola Solutions Inc. paid to buy Rave Mobile Safety Inc., with proceeds used to eliminate all long-term debt and to redeem existing outstanding preferred stock.

The company set up a new pay plan for Ratigan, which includes a provision entitling him to 1.5 times the sum of his annual base salary and bonus, plus other benefits if his termination occurs in the 90 days leading up to or 12 months after a change of control.

Comtech has tapped John Mack of Imperial Capital for financial advice on the terrestrial and wireless unit's strategic alternatives process. The company is using Derek Zaba and Leonard Wood of Sidley Austin LLP and Raphael M. Russo of Paul, Weiss, Rifkind, Wharton & Garrison LLP for counsel.

Ele Klein and Clara Zylberg of Schulte Roth & Zabel LLP provided legal advice to White Hat. Michael R. Neidell of Olshan Frome Wolosky LLP is providing legal advice to Porcelain and Kornberg.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

MR. PORCELAIN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Keith Hall, Michael Hildebrandt, Fred Kornberg, Michael Porcelain, Robert Schassler, Sanyogita Shamsunder, Oleg Timoshenko, and Jay Whitehurst.

As of the date hereof, Mr. Porcelain directly beneficially owns 336,516 shares of Common Stock, par value $0.10 per share, of the Company (the “Common Stock”), consisting of (i) 279,872 shares of Common Stock, including 2,615 shares of Common Stock held in record name, and (ii) 56,644 shares of Common Stock issuable within sixty days of the date hereof. As of the date hereof, Mr. Kornberg directly beneficially owns 539,434 shares of Common Stock consisting of (i) 7,958 shares of Common Stock held in Mr. Kornberg’s ROTH IRA and (ii) 531,476 shares of Common Stock (100 shares of which have been transferred to record name) held in the Fred Kornberg Grantor Retained Annuity Trust (GRAT) #26 U/A DTD 05/09/2024, for which Mr. Kornberg serves as trustee. As of the date hereof, Mr. Timoshenko directly beneficially owns 1,293,202 shares of Common Stock. As of the date hereof, Mr. Whitehurst directly beneficially owns 10,745 shares of Common Stock. As of the date hereof, neither Dr. Shamsunder nor Messrs. Hall, Hildebrandt or Schassler own any shares of Common Stock.